Exhibit 99.1

Littlefield Corporation Announces New Senior Vice President - Director of Capital Transactions

     AUSTIN, Texas--(BUSINESS WIRE)--July 28, 2006--Littlefield Corporation (OTCBB:LTFD) announces that Michael J. Lindley has accepted the position of Senior Vice President - Director of Capital Transactions. He will assume his new duties in mid-August.
     In this position, Mike will be directly responsible for acquisitions, capital transactions related to raising debt and equity for acquisitions and institutional investor relations. Cecil Whitmore, Financial Analyst, will continue to oversee investor relations for the Company's "retail" shareholders.
     These duties will entail identifying current bingo hall owners in targeted states, establishing contact and communicating the Company's acquisition strategy. Mike will oversee the acquisition process including coordinating due diligence efforts.
     He will also be responsible for communicating the Company's acquisition strategy to likely sources of project and balance sheet financing in support of acquisitions.
     In addition, he will be responsible for communicating the Company's story to current and prospective institutional shareholders in particular micro/small cap mutual funds and hedge funds.
     Lindley is well-qualified for this new position having worked on Wall Street for Merrill Lynch in investment banking and having worked for a number of years in a similar position (with Jeff Minch who was the President and CEO of that company) in the commercial real estate business. Most recently Mike has been in a similar position with a public company in the advertising specialty industry.
     Mike was the President and Chairman of a private company employing a novel technology driven strategy in the advertising specialty business. Most recently, he has been involved in merchant and investment banking with Austin-based Focus Strategies.
     Lindley, 41, brings a wealth of acquisitions, capital transactions, investment banking and operational experience to his new position. He and Jeff Minch worked together for a number of years in the real estate business.
     Lindley is a graduate of the University of Texas and holds a bachelors degree in Finance.
     Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:


        "Mike Lindley is a smart, hardworking professional who will invigorate our acquisition program. His experience and the Company's current portfolio of acquisition opportunities will result in a more rapid identification, negotiation and closing of suitable acquisitions.

        We enjoyed an excellent and profitable working relationship in the past and I am confident that he will be a great addition to our team providing energy, expertise and enthusiasm at a critical time in the Company's history.

        His investment banking background and knowledge of the investment business will be a valuable addition to our team.

        His experience as a President and CEO will provide additional management depth to the Company."

     In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward-looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company's Securities and Exchange Commission filings and reports.


     CONTACT: Littlefield Corporation, Austin
              Cecil Whitmore, 512-476-5141
              fax: 512-476-5680
              cwhitmore@littlefield.com